Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GENERAL MILLS, INC.
(Exact name of registrant as specified in its charter)

Delaware	41-0274440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Number One General Mills Boulevard
Minneapolis, Minnesota 55426
(Address, including zip code, of principal executive offices)

General Mills, Inc.
1998 Employee Stock Plan

General Mills, Inc.
2005 Stock Compensation Plan
(Full title of the plans)

Siri S. Marshall, Esq.
Senior Vice President, General Counsel and Secretary
Number One General Mills Boulevard
Minneapolis, Minnesota 55426
(763) 764-7600
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maxi- mum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock $.10 par value (3)	22,000,000	$49.75	$1,094,500,000	$117,111.50

(1)

Pursuant to Rule 416(a), also covers additional securities that may become issuable as a result of stock splits, stock dividends or similar transactions. 7,000,000 shares are being registered for awards under the General Mills, Inc. 1998 Employee Stock Plan and 15,000,000 shares are being registered for awards under the General Mills, Inc. 2005 Stock Compensation Plan.

(2)

This amount is estimated only to determine the amount of the registration fee pursuant to Rule 457(h). The actual aggregate offering price could be higher or lower. The proposed maximum offering price is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on January 17, 2006.

(3)	Each share of Common Stock includes a purchase right pursuant to the Registrant’s stockholder rights plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

General Mills, Inc., a Delaware corporation (the “Company”), incorporates by reference into this Registration Statement the following documents:

(a)

the Company’s Annual Report on Form 10-K (File No. 001-01185) for the fiscal year ended May 29, 2005 filed with the Securities and Exchange Commission (the “SEC”) on July 28, 2005 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	all other reports filed by the Company with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since May 29, 2005;

(c)

the description of the Company’s common stock contained in the Company’s Registration Statement on Form S-3 (File No. 333-116779) filed with the SEC on June 23, 2004, as amended by Amendment No. 1 thereto filed with the SEC on September 17, 2004; and

(d)

all documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all such securities then remaining to be sold.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters in connection with the shares of common stock to which this Registration Statement relates have been passed upon by Chris A. Rauschl, Corporate and Securities Counsel and Assistant Secretary of the Company. Mr. Rauschl beneficially owns shares of Company common stock and is eligible to receive awards under the Company’s 2005 Stock Compensation Plan.

Item 6. Indemnification of Directors and Officers.

Under provisions of the Company’s By-laws, each person who is or was a director or officer of the Company shall be indemnified by the Company to the fullest extent permitted by Delaware law.

Under Section 145 of the Delaware General Corporation Law, the directors and officers of the Company are entitled, under certain circumstances, to be indemnified by it against all expenses and liabilities incurred by or imposed upon them as a result of suits or actions brought against them as such directors and officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, have no reasonable cause to believe their conduct was unlawful; except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The Company maintains standard policies of directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	General Mills, Inc. 1998 Employee Stock Plan, as amended (incorporated herein by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the fiscal year ended May 26, 2002).

4.2	General Mills, Inc. 2005 Stock Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 28, 2005).

5	Opinion and Consent of Chris A. Rauschl, Corporate and Securities Counsel and Assistant Secretary of the Company.

23	Consent of KPMG LLP, the Company’s independent registered public accounting firm. (Consent of counsel included in Exhibit 5)

24	Powers of Attorney.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden Valley, State of Minnesota, on the 20th day of January, 2006.

GENERAL MILLS, INC.

By:	/s/ Siri S. Marshall
Name: Siri S. Marshall
Title: Senior Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

Stephen W. Sanger	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	) ) )
Paul Danos	Director	)
William T. Esrey	Director	)
Raymond V. Gilmartin	Director	)	By: /s/ Siri S. Marshall
Judith Richards Hope	Director	)	Siri S. Marshall
Heidi G. Miller	Director	)	Attorney-in-Fact
Hilda Ochoa-Brillembourg	Director	)	January 20, 2006
Steve Odland	Director	)
Michael D. Rose	Director	)
Robert L. Ryan	Director	)
A. Michael Spence	Director	)
Dorothy A. Terrell	Director	)

By: /s/ James A. Lawrence	Executive Vice President,		January 20, 2006
James A. Lawrence	Chief Financial Officer and
International
(Principal Financial Officer)

By: /s/ Kenneth L. Thome	Senior Vice President,		January 20, 2006
Kenneth L. Thome	Financial Operations
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

5	Opinion and Consent of Chris A. Rauschl, Corporate and Securities Counsel and Assistant Secretary of the Company.

23	Consent of KPMG LLP, the Company’s independent registered public accounting firm.

24	Powers of Attorney.